Exhibit 99.1

Syros Announces $60 Million Loan Facility with Oxford Finance LLC

Initial Tranche Extends Cash Runway into 2022, Beyond Planned Clinical Data Readouts for Two Lead Programs

CAMBRIDGE, Mass. – February 13, 2020 — Syros Pharmaceuticals (NASDAQ:SYRS), a leader in the development of medicines that control the expression of genes, today announced the closing of a $60 million senior secured loan facility with Oxford Finance LLC, a specialty finance firm providing senior debt to life sciences and healthcare service companies.

“The initial $20 million tranche of this financing extends our expected cash runway into 2022, beyond key planned clinical data readouts for SY-1425 and SY-5609 in multiple cancer patient populations,” said Joseph Ferra, Syros’ Chief Financial Officer. “By providing access to additional capital, this facility also increases our financial flexibility as we continue to advance our clinical programs and earlier-stage pipeline with the aim of bringing small-molecule medicines to market that provide a profound benefit for patients with cancer and monogenic diseases.”

Syros plans to use the proceeds of the financing to advance its lead product candidates SY-1425 and SY-5609, for which expected clinical readouts include potential proof-of-concept data for SY-1425 in RARA-positive relapsed or refractory acute myeloid leukemia patients in the fourth quarter of 2020, initial dose-escalation data for SY-5609 in select solid tumors in the fourth quarter of 2020, and additional dose-escalation data, including clinical activity data, for SY-5609 in mid-2021. Syros also expects to use proceeds from the financing to advance its preclinical programs toward the potential nomination of its next development candidate by the end of 2021, as well as for general corporate purposes.

The non-dilutive financing agreement provides Syros with up to $60 million in borrowing capacity in three tranches, with the initial tranche of $20 million available immediately. Syros is required to make monthly interest-only payments on each tranche prior to the amortization date of March 1, 2023. The debt facility will mature on February 1, 2025.

About Syros Pharmaceuticals

Syros is redefining the power of small molecules to control the expression of genes. Based on its unique ability to elucidate regulatory regions of the genome, Syros aims to develop medicines that provide a profound benefit for patients with diseases that have eluded other genomics-based approaches. Syros is advancing a robust pipeline, including SY-1425, a first-in-class oral selective RARα agonist in a Phase 2 trial in a genomically defined subset of acute myeloid leukemia patients, and SY-5609, a highly selective and potent oral CDK7 inhibitor in a Phase 1 trial in patients with select solid tumors. Syros also has multiple preclinical and discovery programs in oncology and monogenic diseases. For more information, visit www.syros.com and follow us on Twitter (@SyrosPharma) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing for reporting and the quality of data from the ongoing Phase 2 clinical trial evaluating SY-1425 in combination with azacitidine in AML patients, the timing for reporting data from the ongoing Phase 1 clinical trial of SY-5609, the advancement of the Company’s preclinical programs, the timing for nomination of the Company’s next development candidate, the use of proceeds from the loan facility, and the sufficiency of the Company’s capital resources to fund operating expense and capital expenditure requirements into 2022 through key clinical milestones. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including Syros’ ability to: advance the development of its programs, including SY-1425 and SY-5609, under the timelines it projects in current and future clinical trials; demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; replicate scientific and non-clinical data in clinical trials; successfully establish a patient selection strategy and develop a companion diagnostic test to identify patients with the RARA biomarker; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; obtain and maintain necessary regulatory approvals; identify, enter into and maintain collaboration agreements with third parties, including its ability to perform under its collaboration agreements with Incyte Corporation and Global Blood Therapeutics; manage competition; manage expenses; raise the substantial additional capital needed to achieve its business objectives; attract and retain qualified personnel; and successfully execute on its business strategies; risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is on file with the Securities and Exchange Commission; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Syros expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Media Contact:

Naomi Aoki

Syros Pharmaceuticals, Inc.

617-283-4298

naoki@syros.com

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com